Exhibit 10.41

January 8, 2020	Via Hand Delivery

Caryn G. McDowell
Revance Therapeutics, Inc.

Re:    Separation Agreement

Dear Caryn:

This letter sets forth the substance of the mutual separation agreement (the “Agreement”) that Revance Therapeutics, Inc. (the “Company”) is offering to you to aid in your employment transition.

1.SEPARATION DATE. Your last day of work as the Company’s Senior Vice President, General Counsel and Corporate Secretary and your employment termination date will be March 31, 2020, or an earlier date agreed to in writing by you and the Company (the “Separation Date”). On the Separation Date, the Company will pay you all accrued salary, and all accrued and unused vacation earned through the Separation Date, subject to standard payroll deductions and withholdings. You are entitled to these payments regardless of whether or not you sign this Agreement. Between the date you receive this Agreement and the Separation Date (the “Transition Period”), you will continue to perform your assigned job duties, assist in the transition of such duties, and fully comply with all of your contractual, statutory, and common law duties to the Company.

2.MERIT Salary Increase AND 2019 BONUS. As part of the annual review for 2019, you will receive a 3.5% merit increase to your base salary effective January 1, 2020, bringing your base salary to $423,708. In addition, you will receive your 2019 bonus payment in the amount reflecting a 100% individual achievement level and corporate achievement level determined by the Company’s Board of Directors, subject to standard payroll deductions and withholdings, to be paid on the date such bonuses are paid to the other executive officers of the Company.

3.SEVERANCE BENEFITS. Pursuant to the Revance Therapeutics, Inc. Third Amended and Restated Executive Severance Plan, if you: (i) sign this Agreement and allow the releases set forth herein to become effective; (ii) comply with all of your legal and contractual obligations to the Company during the Transition Period; and (iii) on or within 21 days after the Separation Date, sign the Separation Date Release attached as Exhibit A and allow the releases contained therein to become effective; then the Company will provide you with the following severance benefits:

(a)Cash Severance. The Company will pay you severance in an amount equal to nine (9) months of your base salary, paid in equal installments on the Company’s regular payroll schedule over the nine (9) month period following the Separation Date; provided, however, that no payments will be made prior to the first business day to occur on or after the 60th day following the Separation Date. On the first business day to occur on or after the 60th day following the Separation Date, you will receive in a lump sum the cash severance you would have received on or prior to such date under the original schedule, with the balance being paid as originally scheduled.

(b)	Health Care Continuation Coverage.

(i)COBRA. To the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company’s current group health insurance policies, you will be eligible to continue your group health insurance benefits at your own expense. Later, you may be able to convert to an individual policy through the provider of the Company’s health insurance, if you wish.

(ii)COBRA Premiums. If you timely elect continued coverage under COBRA, the Company will pay your COBRA premiums to continue your coverage (including coverage for eligible dependents, if applicable) (“COBRA Premiums”) through the period (the “COBRA Premium Period”) starting on the Separation Date and ending on the earliest to occur of: (i) the date that is nine (9) months after the Separation Date; (ii) the date you become eligible for group health insurance coverage through a new employer; or (iii) the date you cease to be eligible for COBRA continuation coverage for any reason, including plan termination. In the event you become covered under another employer's group health plan or otherwise cease to be eligible for COBRA during the COBRA Premium Period, you must immediately notify the Company in writing of such event.

4.STOCK OPTIONS. Vesting of your equity awards will cease on the Separation Date. Your right to exercise any vested shares, and all other rights and obligations with respect to your equity awards will be as set forth in the applicable award agreement and plan documents. Your options shall continue to be governed by the terms of the applicable grant notices, stock option agreements and the applicable plan documents. Notwithstanding the foregoing, as part of this Agreement, the Company modifies your post-termination exercise period for all of your stock options which shall be vested and unexercised as of the Separation Date such that you will be able to exercise any such vested options until the earlier to occur of: (i)a Change in Control (as defined in the Company’s 2014 Equity Incentive Plan); or (ii) January 31, 2021. You acknowledge and agree that this change in the exercise period may affect the tax treatment of your options and that the Company makes no representation as to any such tax treatment. You are advised to consult your own tax advisors on the proper tax treatment of any options.

5.OTHER COMPENSATION OR BENEFITS. You acknowledge that, except as expressly provided in this Agreement, you will not receive any additional compensation, severance or benefits after the Separation Date, with the exception of any vested right you may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account).

6.EXPENSE REIMBURSEMENTS. You agree that, within ten (10) days after the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice.

7.RETURN OF COMPANY PROPERTY. By no later than the close of business on the Separation Date, you shall return to the Company all Company documents (and all copies thereof) and other Company property in your possession or control. You agree that you will make a diligent search to locate any such documents, property and information within the timeframe referenced above. In addition, if you have used any personally owned computer, server, or e-mail system to receive, store, review, prepare or transmit any confidential or proprietary data, materials or information of the Company, then within five (5) business days after the Separation Date, you must provide the Company with a computer-useable copy of such information and then permanently delete and expunge such confidential or proprietary information from those systems without retaining any reproductions (in whole or in part); and if requested, you will provide a declaration verifying that you have complied with the above. Your timely compliance with the provisions of this paragraph is a precondition to your receipt of the severance benefits provided hereunder.

8.PROPRIETARY INFORMATION OBLIGATIONS. Both during and after your employment you acknowledge your continuing obligations under your Proprietary Information and Inventions Agreement, including your obligations not to use or disclose any confidential or proprietary information of the Company. A copy of your Proprietary Information and Inventions Agreement is attached hereto as Exhibit B.

9.NONDISPARAGEMENT. You agree not to disparage the Company and its officers, directors, employees, shareholders and agents, in any manner likely to be harmful to them or their business, business reputations or personal reputations; provided that you may respond accurately and fully to any question, inquiry or request for information when required by legal process (e.g., a valid subpoena or other similar compulsion of law) or as part of a government investigation. In addition, nothing in this provision or this Agreement is intended to prohibit or restrain you in any manner from making disclosures that are protected under the whistleblower provisions of federal or state law or regulation. The Company further agrees to direct its officers and directors not to make any written or oral statements about you that are disparaging or intended to be injurious; provided that the Company (and its directors and officers) may respond accurately and fully to any question, inquiry or request for information when required by legal process (e.g., a valid subpoena or other similar compulsion of law) or as part of a government investigation; and provided further that the Company’s communications internally and by legal requirement (e.g., SEC filings) announcing your departure shall not violate this section.

10.NO VOLUNTARY ADVERSE ACTION; AND COOPERATION. You agree that you will not voluntarily provide assistance, information or advice, directly or indirectly (including through agents or attorneys), to any person or entity in connection with any proposed or pending litigation, arbitration, administrative claim, cause of action, or other formal proceeding of any kind brought against the Company, its parent or subsidiary entities, affiliates, officers, directors, employees or agents, nor shall you induce or encourage any person or entity to bring any such claims; provided that you may respond accurately and fully to any question, inquiry or request for information when required by legal process (e.g., a valid subpoena or other similar compulsion of law) or as part of a government investigation. In addition, you agree to voluntarily cooperate with the Company if you have knowledge of facts relevant to any existing or future litigation or arbitration initiated by or filed against the Company by making yourself reasonably available without further compensation for interviews with the Company or its legal counsel, for preparing for and providing deposition testimony, and for preparing for and providing trial testimony. The Company shall pay you for all out-of-pocket expenses reasonably incurred in furtherance of this section.

11.NO ADMISSIONS. You understand and agree that the promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by the Company to you or to any other person, and that the Company makes no such admission.

12.	RELEASE OF CLAIMS.

(a)General Release. In exchange for the consideration provided to you under this Agreement to which you would not otherwise be entitled, you hereby generally and completely release the Company, and its affiliated, related, parent and subsidiary entities, and its and their current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, insurers, affiliates, and assigns (collectively, the “Released Parties”) from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date you sign this Agreement (collectively, the “Released Claims”).

(b)	Scope of Release. The Released Claims include, but are not limited to:
(i) all claims arising out of or in any way related to your employment with the Company, or the termination of that employment; (ii) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation, paid time off, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership, equity, or profits interests in the Company; (iii) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (v) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (the “ADEA”), the California Labor Code (as amended), and the California Fair Employment and Housing Act (as amended).

(c)ADEA Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA (“ADEA Waiver”), and that the consideration given for the waiver and release in this Section is in addition to anything of value to which you are already entitled. You further acknowledge that you have been advised, as required by the ADEA, that: (i) your waiver and release do not apply to any rights or claims that may arise after the date that you sign this Agreement; (ii) you should consult with an attorney prior to signing this Agreement (although you may choose voluntarily not to do so); (iii) you have twenty-one (21) days to consider this Agreement (although you may choose voluntarily to sign it earlier); (iv) you have seven (7) days following the date you sign this Agreement to revoke the ADEA Waiver (by providing written notice of your revocation to me); and (v) the ADEA Waiver will not be effective until the date upon which the revocation period has expired unexercised, which will be the eighth day after you sign this Agreement (“Effective Date”). Nevertheless, your general release of claims, except for the ADEA Waiver, is effective immediately, and not revocable.

(d)Section 1542 Waiver. YOU UNDERSTAND THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. In giving the release herein, which includes claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code, which reads as follows:

“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”

You hereby expressly waive and relinquish all rights and benefits under that section and any law of any other jurisdiction of similar effect with respect to your release of any unknown or unsuspected claims herein.

(e)Excluded Claims. Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (i) any rights or claims for indemnification you may have pursuant to any written indemnification agreement with the Company to which you are a party or under applicable law; (ii) any rights which are not waivable as a matter of law; and (iii) any claims for breach of this Agreement. You hereby represent and warrant that, other than the Excluded Claims, you are not aware of any claims you have or might have against any of the Released Parties that are not included in the Released Claims. You understand that nothing in this Agreement limits your ability to file a charge or complaint with any Government Agency. While this Agreement does not limit your right to receive an award for information provided to the Securities and Exchange Commission, you understand and agree that, to maximum extent permitted by law, you are otherwise waiving any and all rights you may have to individual relief based on any claims that you have released and any rights you have waived by signing this Agreement.

13.REPRESENTATIONS. You hereby represent that you have been paid all compensation owed and for all hours worked, have received all the leave and leave benefits and protections for which you are eligible, pursuant to the Family and Medical Leave Act or otherwise, and have not suffered any on-the-job injury for which you have not already filed a claim.

14.SECTION 409A. Notwithstanding anything herein to the contrary, (i) if at the time of your termination of employment with the Company, you are a “specified employee” as defined in Section 409A of the Code and the applicable guidance and regulations thereunder (collectively, “Section 409A”), and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to you) until the first business day to occur following the date that is six (6) months following your termination of employment with the Company (or the earliest date as is permitted under Section 409A); and (ii) if any other payments of money or other benefits due to you hereunder could cause the application of an accelerated or additional tax under Section 409A, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Company’s Board of the Directors, that does not cause such an accelerated or additional tax. In the event that payments under this Agreement are deferred pursuant to this Section 14 in order to prevent any accelerated tax or additional tax under Section 409A, then such payments shall be paid at the time specified under this Section 14 without any interest thereon. The Company shall consult with you in good faith regarding the implementation of this Section 14; provided, that neither the Company nor any of its employees or representatives shall have any liability to you with respect thereto. Notwithstanding anything to the contrary herein, to the extent required by Section 409A, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “resignation,” “termination,” “termination of employment” or like terms shall mean separation from service. For purposes of Section 409A, each payment made under this Agreement shall be designated as a “separate payment” within the meaning of the Section 409A. Notwithstanding anything to the contrary herein, except to the extent any expense, reimbursement or in-kind benefit provided pursuant to this Agreement does not constitute a “deferral of compensation” within the meaning of Section 409A, (A) the amount of expenses eligible for reimbursement or in-kind benefits provided to you during any calendar year will not affect the amount of expenses eligible for reimbursement or in- kind benefits provided to you in any other calendar year; (B) the reimbursements for expenses for which you are entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred; and (C) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit.

15.DISPUTE RESOLUTION. To ensure the timely and economical resolution of disputes that may arise in connection with your employment with the Company, you and the Company agree that any and all disputes, claims, or causes of action arising from or relating to the enforcement, breach, performance, negotiation, execution, or interpretation of this Agreement, your employment, or the termination of your employment, including but not limited to statutory claims, shall be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. §1-16, and to the fullest extent permitted by law by final, binding and confidential arbitration, by a single arbitrator, conducted by JAMS, Inc. (“JAMS”) under the then applicable JAMS Employment rules (which can be found at the following web address: https://www.jamsadr.com/rules-employment-arbitration/). By agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. The Company acknowledges that you will have the right to be represented by legal counsel at any arbitration proceeding. In addition, all claims, disputes, or causes of action under this paragraph, whether by you or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity. The arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. To the extent that the preceding sentences regarding class claims or proceedings are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration. This paragraph shall not apply to an action or claim brought in court pursuant to the California Private Attorneys General Act of 2004, as amended. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award. The arbitrator shall be authorized to award any or all remedies that you or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS’ arbitration fees in excess of the amount of court fees that would be required of you if the dispute were decided in a court of law. Nothing in this Agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

16.MISCELLANEOUS. This Agreement, including Exhibits A and B, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to the subject matter hereof. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other agreements, promises, warranties or representations concerning its subject matter. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this Agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law. This Agreement shall be construed and enforced in accordance with the laws of the State of California without regard to conflicts of law principles. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement, or rights hereunder, shall be in writing and shall not be deemed to be a waiver of any successive breach or rights hereunder. This Agreement may be executed in counterparts which shall be deemed to be part of one original, and facsimile and signatures transmitted by PDF shall be equivalent to original signatures.

If this Agreement is acceptable to you, please sign below and return the original to me within twenty-one (21) days. The Company’s offer contained herein will automatically expire if we do not receive the fully signed Agreement within this timeframe.

I wish you good luck in your future endeavors.
Sincerely,

REVANCE THERAPEUTICS, INC.

By:	/s/ Mark J. Foley
Mark J. Foley
President and Chief Executive Officer

ACCEPTED AND AGREED:

By:	/s/ Caryn G. McDowell
Caryn G. McDowell

January 8, 2020
Date

Exhibit A
Separation Date Release
In exchange for the consideration provided to me under this Agreement to which I would not otherwise be entitled, I hereby generally and completely release the Company, and its affiliated, related, parent and subsidiary entities, and its and their current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, insurers, affiliates, and assigns (collectively, the “Released Parties”) from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date I sign this Agreement (collectively, the “Released Claims”).

The Released Claims include, but are not limited to: (i) all claims arising out of or in any way related to my employment with the Company, or the termination of that employment; (ii) all claims related to my compensation or benefits from the Company, including salary, bonuses, commissions, vacation, paid time off, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership, equity, or profits interests in the Company; (iii) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (v) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (the “ADEA”), the California Labor Code (as amended), and the California Fair Employment and Housing Act (as amended).

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA (“ADEA Waiver”), and that the consideration given for the waiver and release in this Section is in addition to anything of value to which I a m already entitled. I further acknowledge that I have been advised, as required by the ADEA, that: (i) my waiver and release do not apply to any rights or claims that may arise after the date that I sign this Agreement; (ii) I should consult with an attorney prior to signing this Agreement (although I may choose voluntarily not to do so); (iii) Ihave twenty-one (21) days to consider this Agreement (although I may choose voluntarily to sign it earlier); (iv) I have seven (7) days following the date I sign this Agreement to revoke the ADEA Waiver (by providing written notice of my revocation); and (v) the ADEA Waiver will not be effective until the date upon which the revocation period has expired unexercised, which will be the eighth day after I sign this Agreement (“Effective Date”). Nevertheless, my general release of claims, except for the ADEA Waiver, is effective immediately, and not revocable.

I UNDERSTAND THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. In giving the release herein, which includes claims which may be unknown to me at present, I acknowledge that I have read and understand Section 1542 of the California Civil Code, which reads as follows:

“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”

I hereby expressly waive and relinquish all rights and benefits under that section and any law of any other jurisdiction of similar effect with respect to my release of any unknown or unsuspected claims herein.

Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (i) any rights or claims for indemnification I may have pursuant to any written indemnification agreement with the Company to which I am a party or under applicable law; (ii) any rights which are not waivable as a matter of law; and (iii) any claims for breach of this Agreement. I hereby represent and warrant that, other than the Excluded Claims, I am not aware of any claims I have or might have against any of the Released Parties that are not included in the Released Claims. I understand that nothing in this Agreement limits my ability to file a charge or complaint with any Government Agency. While this Agreement does not limit my right to receive an award for information provided to the Securities and Exchange Commission, I understand and agree that, to maximum extent permitted by law, I am otherwise waiving any and all rights I may have to individual relief based on any claims that I have released and any rights I have waived by signing this Agreement.

I hereby represent that I have been paid all compensation owed and for all hours worked, have received all the leave and leave benefits and protections for which I a m eligible, pursuant to the Family and Medical Leave Act or otherwise, and have not suffered any on-the-job injury for which I have not already filed a claim.

Caryn G. McDowell

Date

Exhibit B
PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT